Exhibit 99.1

Riot Blockchain Announces Production and Operations Updates and Purchase of Bitmain S19j Antminers for October 2021 Delivery

Q4 2020 Production of 302 Bitcoin, January 2021 Production of 125 Bitcoin, February 2021 Production of 179 Bitcoin

CASTLE ROCK, CO. / Globe Newswire / March 15, 2021 / Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot”, “Riot Blockchain” or the “Company"), one of the leading Nasdaq listed public bitcoin mining companies in the United States, announces an operations update that includes unaudited bitcoin (“BTC“) production update through February 2021 and updated miner acquisition and delivery activity.

Production Update

•	The Company produced 302 newly mined BTC during Q4 2020 and 1,005 newly minted BTC during the year ended December 31, 2020.
•	January 2021 - the Company produced 125 newly mined BTC, an increase of 23% over December 2020 production.
•	February 2021 - the Company produced 179 newly mined BTC, an increase of 43% over January 2021 production.

The current global shortage of ASIC mining equipment has held the current network-wide hash rate at lower levels, creating a beneficial mining environment for miners currently operating, especially those operating at scale. Future changes in network-wide difficulty rate or hash rate will impact all BTC miners, including Riot, in their production of BTC.

The Company currently plans to provide recurring monthly operational updates and unaudited production results through the end of 2021. These production updates are intended to keep shareholders informed of Riot’s substantial operational growth as it continues to deploy its expanding mining fleet.

New Miner Acquisitions

The Company is pleased to announce the purchase of 1,500 S19j (90 TH) Pro Antminers from Bitmain Technologies Limited (“Bitmain”), which are scheduled for delivery in October 2021. Once deployed, these 1,500 miners, combined with the additional 25,400 miners scheduled to be received during 2021 under previously announced purchase orders, are expected to achieve an estimated aggregate bitcoin mining hash rate capacity of 4.0 EH/s. The aggregate of these miners will utilize approximately 127 MW of energy with an overall estimated operational efficiency of approximately 32.38 ±% 5 joules per terahash (J/TH). The Company is continuously monitoring opportunities for strategic hash rate growth.

Recent Miner Deliveries

In connection with previous purchase orders announced, 2,201 S19 Pro Antminers were shipped late February 2021 and are in the process of being received at the Coinmint, LLC facility in Massena, NY, with installation expected to be completed over the next week. This delivery results from the purchase order with Bitmain previously disclosed in August 2020.

The deployment of these 2,201 S19 Pro Antminers, will result in a total of 13,746 Antminers in operation utilizing approximately 43 MW of energy, together with an estimated hash rate capacity of 1.3 EH/s.

Hash Rate Growth

Riot has an additional 25,400 S19 Pro and S19j Antminers on order with Bitmain, which are scheduled for monthly deliveries through October 2021. Once fully deployed, the Company estimates it will have a total of 39,146 Bitmain Antminers in operation with an estimated aggregate bitcoin mining hash rate capacity of 4.0 EH/s. Based on recent shipments, Riot anticipates continued timely shipments in accordance with the Bitmain purchase orders.

“Riot’s operational hash rate capacity has been growing significantly as demonstrated in our monthly mining production results”, said Jason Les, CEO of Riot. “We are excited about our committed expansion, substantially increasing our operational hash rate capacity.”

Financial Update

The Company’s 2020 Annual Report on Form 10-K is currently expected to be filed prior to the March 31, 2021 SEC deadline.

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) focuses on cryptocurrency mining of bitcoin. The Company is expanding and upgrading its mining operations by securing the most energy efficient miners currently available. Riot also holds certain non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company’s mining facility operates out of upstate New York, under a co-location hosting agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," “believes,” "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

CONTACT:

Media Contact:

PR@RiotBlockchain.com

Investor Contact:

IR@RiotBlockchain.com

SOURCE: Riot Blockchain, Inc.